Exhibit 99.1

Janux Therapeutics Reports Second Quarter 2024 Financial Results and Business Highlights

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Enrollment ongoing for PSMA-TRACTr (JANX007) in prostate cancer and EGFR-TRACTr (JANX008) in solid tumors
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Update on JANX007 data and doses selected for expansion cohorts is anticipated in 2H 2024
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Appointed Eric Dobmeier and Natasha Hernday to the Board of Directors
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Received $7.5 million development milestone payment from Merck
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$646.3 million in cash and cash equivalents and short-term investments at end of second quarter 2024

SAN DIEGO, August 7, 2024 – Janux Therapeutics, Inc. (Nasdaq: JANX) (Janux), a clinical-stage biopharmaceutical company developing a broad pipeline of novel immunotherapies by applying its proprietary technology to its Tumor Activated T Cell Engager (TRACTr) and Tumor Activated Immunomodulator (TRACIr) platforms, today reported financial results for the second quarter ended June 30, 2024, and provided a business update.

“We are pleased with the progress we have made this quarter, particularly with the ongoing enrollment of our PSMA-TRACTr (JANX007) and EGFR-TRACTr (JANX008) clinical trials. These advancements, along with the $7.5 million milestone payment from Merck, underscore the potential of our TRACTr and TRACIr platforms to develop transformative cancer therapies,” said David Campbell, Ph.D., President and CEO of Janux Therapeutics. “We are also excited to welcome Eric Dobmeier and Natasha Hernday to our Board of Directors. Their extensive experience and proven leadership in the biopharmaceutical industry will be invaluable as we continue to advance our pipeline and strategic goals.”

RECENT BUSINESS HIGHLIGHTS AND FUTURE MILESTONES:

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The company continues to enroll patients in the first-in-human Phase 1 clinical trial of JANX007 in mCRPC (NCT05519449) and JANX008 in advanced or metastatic solid tumors (NCT05783622). Janux anticipates providing an update on JANX007 data and doses selected for expansion cohorts in 2H 2024. An update on JANX008 data is expected in 2025.

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Board strengthened with key appointments.

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Eric Dobmeier, J.D., has more than 20 years of experience in the biotechnology industry as both an executive and board member. Most recently, he was the President and CEO of Chinook Therapeutics, where he led the company through multiple strategic growth initiatives ultimately leading to its acquisition by Novartis in 2023 for $3.5 billion. Prior to Chinook, Mr. Dobmeier spent 16 years in a series of positions of increasing responsibility at Seattle Genetics, including Chief Operating Officer, during the company’s growth from 60 to 1,200 employees, from a market cap of $150 million to over $8 billion and through its transition to a commercial company with FDA approval and launch of Adcetris, a novel lymphoma drug. During his career, Mr. Dobmeier has been directly involved in raising more than $2 billion in equity capital and led negotiation of many corporate alliances with leading biotechnology and pharmaceutical companies. He is currently a venture partner at Samsara Biocapital and serves on the boards of directors of Structure Therapeutics and Abdera Therapeutics.

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Natasha Hernday previously served as Chief Business Officer and a member of the Executive Committee at Seagen Inc. (formerly Seattle Genetics) and was pivotal in driving business development, including alliance management, strategic partnerships, mergers, and acquisitions. Ms. Hernday led the acquisition of Cascadian Therapeutics in 2018 for approximately $614 million and a global strategic oncology collaboration with Merck in 2020 for over $1.5 billion in upfront cash and equity. Ms. Hernday’s strategic insight and successful track record in transactions culminated in Seagen's acquisition by Pfizer in 2023 for $43 billion. Prior to her role at Seagen, Ms. Hernday spent 16 years at Amgen, where she began her career in discovery research, then held various leadership positions in corporate development and corporate strategy, including as Director, Mergers & Acquisitions and as Director, Out-Partnering, playing a key role in numerous high-value transactions. Additionally, Ms. Hernday served on the Board of Alpine Immune Sciences, which was acquired by Vertex Pharmaceuticals in 2024 for $4.9 billion.

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Janux received a $7.5 million payment from Merck triggered by the achievement of an undisclosed development milestone for the first collaboration target under the companies’ 2020 Research Collaboration and Exclusive License Agreement.

SECOND QUARTER 2024 FINANCIAL RESULTS:

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Cash and cash equivalents and short-term investments: As of June 30, 2024, Janux reported cash and cash equivalents and short-term investments of $646.3 million compared to $344.0 million at December 31, 2023.

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Research and development expenses: Research and development expenses for the quarter ended June 30, 2024, were $14.9 million compared to $14.9 million for the comparable period in 2023.

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General and administrative expenses: General and administrative expenses for the quarter ended June 30, 2024, were $7.8 million compared to $6.9 million for the comparable period in 2023.

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Net loss: For the quarter ended June 30, 2024, Janux reported a net loss of $6.0 million compared to a net loss of $17.5 million for the comparable period in 2023.

Janux’s TRACTr and TRACIr Pipeline

Janux’s first clinical candidate, JANX007, is a TRACTr that targets PSMA and is being investigated in a Phase 1 clinical trial in adult subjects with metastatic castration-resistant prostate cancer (mCRPC). Janux’s second clinical candidate, JANX008, is a TRACTr that targets EGFR and is being studied in a Phase 1 clinical trial for the treatment of multiple solid cancers including colorectal cancer, squamous cell carcinoma of the head and neck, non-small cell lung cancer, and renal cell carcinoma. We are also generating a number of additional TRACTr and TRACIr programs for potential future development, some of which are at development candidate stage or later. We are currently assessing priorities in our preclinical pipeline.

About Janux Therapeutics

Janux is a clinical-stage biopharmaceutical company developing tumor-activated immunotherapies for cancer. Janux’s proprietary technology enabled the development of two distinct bispecific platforms: Tumor Activated T Cell Engagers (TRACTr) and Tumor Activated Immunomodulators (TRACIr). The goal of both platforms is to provide cancer patients with safe and effective therapeutics that direct and guide their immune system to eradicate tumors while minimizing safety concerns. Janux is currently developing a broad pipeline of TRACTr and TRACIr therapeutics directed at several targets to treat solid tumors. Janux has two TRACTr therapeutic candidates in clinical trials, the first targeting PSMA is in development for prostate cancer, and the second targeting EGFR is being developed for colorectal, lung, head and neck, and renal cancers. For more information, please visit www.januxrx.com and follow us on LinkedIn.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, Janux’s ability to bring new treatments to cancer patients in need, expectations regarding the timing, scope and results of Janux’s development activities, including its ongoing and planned preclinical studies and clinical trials, the timing of and plans for regulatory filings, the potential benefits of Janux’s product candidates and platform technologies, expectations regarding the use of Janux’s platform technologies to generate novel product candidates and the strength of Janux’s balance sheet and the adequacy of cash on hand. Factors that may cause actual results to differ materially include the risk that compounds that appear promising in early research do not demonstrate safety and/or efficacy in later preclinical studies or clinical trials, the risk that Janux may not obtain approval to market its product candidates, uncertainties associated with performing clinical trials, regulatory filings and applications, risks associated with reliance on third parties to successfully conduct clinical trials, the risks associated with reliance on outside financing to meet capital requirements, and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “promise,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties Janux faces, please refer to Janux’s periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Janux assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Janux Therapeutics, Inc.

Condensed Balance Sheets

(in thousands)

	June 30, 2024	December 31, 2023
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$14,662	$19,205
Accounts receivable	7,500	—
Short-term investments	631,631	324,823
Prepaid expenses and other current assets	8,146	5,213
Total current assets	661,939	349,241
Restricted cash	816	816
Property and equipment, net	5,940	7,003
Operating lease right-of-use assets	20,077	20,838
Other long-term assets	2,640	2,509
Total assets	$691,412	$380,407

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,253	$2,424
Accrued expenses	8,568	7,387
Current portion of deferred revenue	94	1,705
Current portion of operating lease liabilities	1,630	1,517
Total current liabilities	11,545	13,033
Operating lease liabilities, net of current portion	22,190	23,025
Total liabilities	33,735	36,058
Total stockholders’ equity	657,677	344,349
Total liabilities and stockholders’ equity	$691,412	$380,407

Janux Therapeutics, Inc.

Unaudited Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Collaboration revenue	$8,897	$1,057	$10,149	$3,105
Operating expenses:
Research and development	14,898	14,924	28,968	30,789
General and administrative	7,821	6,881	15,164	13,345
Total operating expenses	22,719	21,805	44,132	44,134
Loss from operations	(13,822)	(20,748)	(33,983)	(41,029)
Total other income	7,863	3,240	13,264	6,062
Net loss	$(5,959)	$(17,508)	$(20,719)	$(34,967)
Other comprehensive gain (loss):
Unrealized gain (loss) on available-for-sale securities, net	(1,092)	(321)	(2,281)	475
Comprehensive loss	$(7,051)	$(17,829)	$(23,000)	$(34,492)
Net loss per common share, basic and diluted	$(0.11)	$(0.42)	$(0.40)	$(0.84)
Weighted-average shares of common stock outstanding, basic and diluted	54,451,666	41,836,238	51,750,690	41,800,304

Contacts

Investors:

Andy Meyer

Janux Therapeutics

ameyer@januxrx.com

(202) 215-2579

Media:

Jessica Yingling, Ph.D.

Little Dog Communications Inc.

jessica@litldog.com

(858) 344-8091